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                                                                    EXHIBIT 10.1

                                WAIVER AGREEMENT

         This Agreement is made between National Media Corporation (the "Company") and Constantinos I. Costalas (the "Executive") on August 12, 1998.

         WHEREAS, the Company and the Executive are parties to an Employment Agreement dated April 28, 1997, as amended from time to time (the "Employment Agreement").

         WHEREAS, from time to time, the Executive has been granted options to purchase common stock of the Company.

         WHEREAS, in connection with the proposed equity Investment in the Company by NM Acquisition Co., LLC, a Delaware Limited Liability Company pursuant to a Stock Purchase Agreement dated as of August 11, 1998 between the Company and NM Acquisition Co., LLC. (the "Purchase Agreement"), the Company and the Executive wish to modify certain provisions of the Employment Agreement (which modifications will be null and void if the transactions contemplated by the Purchase Agreement are not consummated) and certain terms of certain of the options held by Executive.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         A.       Amendments to the Employment Agreement

                  1. Duties. Effective at the Closing Date (as defined in the Purchase Agreement), the first two sentences of Section 2(a) of the Employment Agreement shall be amended by deleting such sentences entirely and replacing them with the following:

                  "The Executive's duties shall be to render such executive management consultation services as shall be reasonably assigned from time to time by the Company. The Executive shall provide these services on a full-time basis. The Executive will not be the Vice Chairman or an executive officer of the Company."

                  2. Term. Effective at the Closing Date, Section 3 of the Employment Agreement shall be amended by deleting its contents entirely and replacing them with the following:

                  "The term of this agreement shall be ninety calendar days from the Closing Date (as defined in the Stock Purchase Agreement dated as of August 11, 1998 between the Company and NM Acquisition Co., LLC), unless sooner terminated in accordance with the provisions hereof."

                  3. Additional Consultation Services. Effective at the Closing Date, a new Section 3 A will be deemed to have been added to the Employment Agreement as follows:

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                           "3A.  Additional Consultation Services.

                                    (a) For a period of twenty one (21) months
                  after the end of the Term provided for in Section 3 (the "Consulting Term"), the Executive shall be retained as a consultant to the Company, and shall, on a non-exclusive basis, provide mutually agreeable executive management consultation services with respect to the business and affairs of the Company as reasonably requested from time to time by the Company; provided however, that such consulting services shall not, in the sole discretion of the Executive, materially detract from or otherwise interfere with the Executive's other employment, charitable, social or personal activities. The Executive will not be an officer or employee of the Company. There will be no minimum amount of consultation required, and the Executive's services will be on an as-needed basis. For such services, the Company will pay the Executive a consulting fee of $443,750 (the "Consulting Fee"), payable at such time as the Company customarily pays its senior executives and (i) with respect to the first nine (9) months of the Consulting Term (the "Initial Consulting Term"), in installments based upon an annual rate of $325,000, and (ii) with respect to the remaining twelve (12) months of the Consulting Term (the "Remaining Consulting Term"), in installments based upon an annual rate of $200,000. The Company will provide the Executive with all perquisites, benefits, allowances, etc. described in this Agreement for the Initial Consulting Term, and the Company will provide the Executive with all hospitalization insurance, major medical insurance, medical reimbursement and other medical or hospitalization benefits described in this Agreement for the Remaining Consulting Term. The Company will provide the Executive with reasonable office facilities and stenographic and other support services in the event consulting services are actually requested by the Company hereunder.

                                    (b) In the event of the death or Total
                  Disability (as defined in Section 9(b) of this Agreement) of the Executive prior to the expiration of the Consulting Term, the Company shall have no further obligations or liabilities under this Agreement, except to, as soon as is practicable, pay the Executive's estate or the Executive, as the case may be, the portion, if any, of the Consulting Fee not previously paid under this Agreement. The Company shall, as soon as is practicable, pay such unpaid portion of the Consulting Fee to the Executive's estate or the Executive, as the case may be, notwithstanding the fact that due to such death or Total Disability the Executive shall no longer provide the consulting services set forth in section 3A(a) for the remainder of the Consulting Term."

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                  4. Indemnification.  Effective at the Closing Date, Section
13 of the Employment Agreement shall be amended by deleting its contents entirely and replacing them with the following:

                           "13.     Counsel Fees and Indemnification.

                                    (a) In the event that it shall be necessary
                  or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights (including his right to payment of the Consulting Fee) under this Agreement, including participation in any proceeding contesting the validity or enforceability of this Agreement and any arbitration proceeding pursuant to Section 9(e) of this Agreement, the Executive shall be entitled to recover from the Company his reasonable attorney's fees and costs and expenses in connection with the enforcement of his rights. No fees shall be payable if the Company is successful on the merits.

                                    (b) The Company shall indemnify and hold
                  Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys' fees incurred by Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or, proceeding) in which Executive is made or is threatened to be made a party by reason of any act or omission of Executive in his capacity as an officer, director, consultant or employee of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company and whether such action related to circumstances prior to the effective date of this Agreement (or during the Consulting Term), to procure a judgment in its favor. Expenses (including reasonable attorneys' fees) incurred by the Executive in defending any civil, criminal, administrative, or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 13(b)."

                  5. Change in Control. Effective at the Closing Date, Section 10 of the Employment Agreement shall be deleted and will have no further force or effect. Furthermore, Executive agrees that a "change in control" (as defined in the Employment Agreement) does not include any of the transactions contemplated by, or taken in connection with, the Purchase Agreement.

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                  6. Cash Bonus. On the Closing Date, the Company will pay
 the Executive a bonus of $180,000.

                  7. Mutual Release. Effective on the Closing Date, subject to the provisions of this Agreement and the Executive's continuing right to defense and indemnification by the Company pursuant to Delaware law or the Employment Agreement, each, of the parties hereby unconditionally releases and forever discharges the other party, in the case of the Company, including its subsidiaries, affiliated or related business entities, shareholders, officers, directors, committee members, attorneys, employees, agents, successors and assigns, from and against any and all contractual rights, claims, actions, causes of action, rights, demands, attorneys' fees, penalties, debts or damages of every kind or nature whatsoever, whether known or unknown, which arise out of the Employment Agreement or otherwise in connection with Executive's employment or relationship with the Company before the Closing Date.

B.       Changes to Outstanding Options

         1. Reduction in Option Price. Effective on the date hereof, the exercise price of 50,000 options to purchase the Company's common stock held by the Executive shall be reduced from $7.00 per share to $2.00 per share. Executive shall promptly deliver the option document held by him to the Company, and the Company will deliver to Executive a new option document with the same terms and conditions as the option document tendered except for the exercise price, and the Company will deliver to Executive an option document on the same term for the balance of the shares. Such options shall not be exercisable until the earlier of consummation of the Purchase Agreement or the termination of the Purchase Agreement.

         2. Change in Terms of Options. The provisions with respect to the duration of options following termination of service contained in all options to purchase Common Stock of the Company held by Executive shall be extended for a one-year period from the date they would otherwise expire. The Company acknowledges that by previous action of the Board of Directors of the Company, the time for exercisability of all of Executive's options has previously been fixed at two years after termination of service. By this agreement, such period for exercise will be three years after termination of service.

         3. Delivery. Promptly after delivery of option document held by Executive to the Company, the Company will prepare and deliver to the Executive new option document with the changes provided for herein.

C.       Repayment of Indebtedness.

         Within 2 business days after the Closing Date, Executive shall repay the Company the amount of $180,000, which shall constitute all the principal and interest due under that certain Note to the Company dated December 31, 1997.

D.       Other Provisions.

         1. Entire Agreement. The Employment Agreement, as amended by this Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof and

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fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof, subject to paragraph 3 below.

         2. Full Force and Effect. Except as expressly amended in this Agreement, the Employment Agreement shall remain in full force and effect, subject to paragraph 3 below.

         3. Termination of the Agreement. Notwithstanding anything to the contrary herein, the provisions of Part A. and Parts B.2., B.3., and Part C of this Agreement shall immediately and automatically terminate and shall have no further force and effect upon the termination or expiration of the Purchase Agreement, in accordance with the provisions thereunder. In the event of any such termination of these parts, the Employment Agreement shall remain in full force and effect, without the changes provided for herein.

         4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                          NATIONAL MEDIA CORPORATION

                          By:      ---------------------------------
                                   Name: Brian J. Sisko
                                   Title: Senior Vice President

                                   --------------------------------
                                   CONSTANTINOS I. COSTALAS

APPROVED:
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By:      ------------------------
         Jon W. Yoskin II, Director
         Chairman of the Compensation Committee
         of the Board of Directors

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